SUB-ITEM 77D
                            MFS Series Trust I ("Trust I")
                                   on behalf of:
                            MFS Cash Reserve Fund ("MCF")


MCF added to its Principal Investment Strategies the ability to invest in municipal securities and participation interests in municipal securities, up to 20% of the fund's net assets, as described in the January 28, 2000 Supplement to the Prospectus, as filed under Rule 497(e)(File Nos. 33-7638 and 811-4777) with the Securities and Exchange Commission via EDGAR on January 31, 2000. This document is hereby incorporated to this filing by reference.